Exhibit 10
First Midwest	First Midwest Bancorp, Inc. 300 Park Boulevard, Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450

February 19, 2003

Robert P. O'Meara
First Midwest Bancorp, Inc.
300 Park Boulevard, Suite 405
Itasca, IL 60143

RE: Letter Agreement - February 19, 2003
Grant of Nonqualified Stock Options (the "Agreement")

Dear Bob:

I am pleased to advise you that on February 19, 2003 (the "Date of Grant") and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as Amended and Restated (the "Plan"), the Compensation Committee (the "Committee") of the Board of Directors of First Midwest Bancorp, Inc. (the "Company") approved a grant to you of a "Nonqualified Stock Option" (the "Option"). The Option provides you with the opportunity to purchase, for $26.255 per share, up to 57,589 shares of the Company's Common Stock.

The Option is subject to the terms and conditions of the Plan, including any Amendments thereto, which are incorporated herein by reference, and to the following provisions:

  Exerciseability

  Except as otherwise provided in paragraphs (3), (4) and (5) below, the Option shall be exercisable only if you continue in the employment of the Company through April 30, 2003, as contemplated by the Retirement and Consulting Agreement, dated December 18, 2002, between the Company and you (the "Retirement Agreement"). The Option will become exercisable as follows: (a) 50% of the Option to purchase the shares indicated above is exercisable on or after February 19, 2005; (b) the remaining 50% of the Option to purchase the shares indicated above is exercisable on February 19, 2006. In the event of your death or Disability, or in the event of a Change-in-Control, as defined in the Plan, the Option will become fully vested and exercisable as set forth in paragraphs (3) and (4), respectively. The Option expires upon the close of business on February 19, 2013 (the "Expiration Date").

  Procedure for Exercise

  Subject to the forgoing paragraph (1), you may exercise the Option at any time and from time to time during the term of the Option by:

    delivery of written notification of exercise and payment in full:

      in cash or its equivalent; or

      by tendering shares of previously-acquired Company stock that have been held by you for at least six (6) months prior to the date of written notification of exercise and having a fair market value at the exercise date (defined as the average of the high and low prices of the Company's Common Stock quoted on the NASDAQ Stock Market on the date the written notice of exercise is received by the office of the Corporate Controller) equal to all or part of the total Option price; or

      by combination of (i) and (ii);

    for all Option shares being purchased, plus the amount of any additional federal and state income tax and FICA/Medicare tax required to be withheld by reason of the exercise of the Option, unless you have properly elected to deliver previously-owned shares that have been held by you for at least six (6) months prior to the date of written notification of exercise or have Option shares withheld to satisfy such taxes; and

    if requested within the specified time set forth in any such request, delivery to the Company of such written representations and undertakings as may, in the opinion of the Company's counsel, be necessary or desirable to comply with federal and state securities laws.

  Also subject to the foregoing paragraph (1), you may exercise the Option by delivery of written notification of exercise and payment in full of the exercise price and applicable taxes in connection with the Nonqualified Stock Option Gain Deferral Plan (the "Gain Deferral Plan") if at the sole discretion of the Committee you qualify to participate in the Gain Deferral Plan.

  Further information regarding procedures for exercising your options can be found in the Plan, the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options".

  Termination of Employment

  If your employment with the Company or any of its subsidiaries terminates due to your death or Disability, all vesting exercise restrictions will lapse and the Option will become immediately exercisable in full. If your employment with the Company terminates prior to April 30, 2003, for any other reason, the Option will terminate. Upon your retirement on April 30, 2003, the Option will continue to vest and become exercisable by you (or in the event of your death, by your beneficiary or your estate's executor or administrator) and remain exercisable in accordance with paragraph (1) until the first of the following occur:

    the expiration of three years following death or Disability;

    the termination of this Option for cause;

    the expiration of six years following your retirement; or

    the Expiration Date.

  Cause shall mean any activity by you which would violate the provisions of Sections 11 (Confidential Information) or 12 (Non-Competition) of the Retirement Agreement.

  Merger, Consolidation or Change-in-Control

  In the event of a Change-in-Control as defined in the Plan, all vesting exercise restrictions will lapse and the Options will become immediately exercisable in full.

  Limited Transferability

  The Option is personal to you and may not be sold, transferred, pledged, assigned or otherwise alienated, other than as provided herein. Your Option shall be exercisable during your lifetime only by you. Notwithstanding the foregoing, you may transfer your Option to:

  your spouse, children or grandchildren ("Immediate Family Members");

    a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

    a partnership in which such Immediate Family Members are the only partners,

    provided that:

      there may be no consideration for any such transfer;

      subsequent transfers of the transferred Option shall be prohibited, except to designated beneficiaries; and

      such transfer is evidenced by documents acceptable to the Company and filed with the Corporate Secretary.

  Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of designating a beneficiary with respect thereto, the transferee shall be entitled to designate the beneficiary. The provisions of this Letter Agreement relating to the period of exerciseability and expiration of the Option shall continue to be applied with respect to you and the Option shall be exercisable by the transferee only to the extent, and for the periods, set forth above. Transfer of Common Stock purchased by your transferee upon exercise of the Option may also be subject to the restrictions and limitations described in Paragraph (6) below.

  Securities Law Restrictions

  You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Option shares. The Company registered the Option shares under The Securities Act of 1933.

  Executive Officers of the Company subject to Section 16(b) of the Securities Exchange Act of 1934 should consult the Company's Corporate Secretary prior to purchasing any shares under this Option or selling such shares thereafter.

  Additional information regarding these rules can be found in the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options".

  Reload Provisions

  No reload stock options will be granted upon any exercise of this Option.

  Tax Consequences

  Information regarding federal tax consequences of the Option can be found in the Plan's "Summary Description" and the document entitled "How to Exercise Your Stock Options". You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

  Employment; Successors

  Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

  Conformity with Plan

The Option is intended to conform in all respects with the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms of the Plan. All definitions stated in the Plan shall be fully applicable to this Letter Agreement.

To confirm your understanding and acceptance of the Option granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents: (a) the "Beneficiary Designation Form" and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the office of the Corporate Controller of First Midwest Bancorp, Inc. at (630) 875-7459.

Very truly yours,
/s/ JOHN M. O'MEARA
John M. O'Meara
President and Chief Executive Officer
First Midwest Bancorp, Inc.

JMO:m

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